ASSIGNMENT
                              OF
                      PURCHASE AGREEMENT


      AEI Fund Management, Inc., a Minnesota corporation ("Assignor"), hereby assigns an undivided thirty-four percent (34%) interest to AEI Income & Growth Fund 24 LLC, a Delaware limited liability company, an undivided thirty-three percent (33%) interest to AEI Income & Growth Fund XXII Limited Partnership, a Minnesota limited partnership, and an undivided thirty-three percent (33%) interest to AEI Income & Growth Fund 27 LLC, a Delaware limited liability company (collectively, "Assignee"), in that certain Purchase and Sale Agreement between Assignor and Ryan Companies US, Inc., a Minnesota corporation, dated August 7, 2008, with respect to property located in Lake Geneva, Wisconsin known as Best Buy, and Assignee hereby assumes all management responsibilities and obligations of Buyer thereunder.


                              ASSIGNOR:

                              AEI FUND MANAGEMENT, INC.,
                              a Minnesota corporation


                              By /s/ Patrick Keene
                                     Patrick Keene, Secretary/Treasurer



                              ASSIGNEE:

                              AEI Income & Growth Fund 24 LLC,
                              a Delaware limited liability
                              company

                              By: AEI Fund Management XXI, Inc.,
                                   a Minnesota corporation,
                                   Its managing member

                              By /s/ Patrick Keene
                                     Patrick Keene,Secretary/Treasurer


                              AEI Income & Growth Fund XXII
                              Limited Partnership, a Minnesota
                              limited partnership

                              By: AEI Fund Management XXI, Inc.,
                                   a Minnesota corporation,
                                   Its corporate general partner

                              By /s/ Patrick Keene
                                     Patrick Keene,Secretary/Treasurer


                              AEI Income & Growth Fund 27 LLC,
                               a Delaware limited liability
                               company

                              By: AEI Fund Management XXI, Inc.,
                                   a Minnesota corporation,
                                   Its managing member

                              By /s/ Patrick Keene
                                     Patrick Keene, Secretary/Treasurer






                  PURCHASE AND SALE AGREEMENT



      This Purchase and Sale Agreement (the "Agreement") entered into as of this 7th day of August, 2008, by and between RYAN COMPANIES US, INC., a Minnesota corporation (the "SELLER"), and AEI FUND MANAGEMENT, INC., a Minnesota corporation, or its permitted assigns (the "BUYER"). The date on which last party hereto executes this Agreement is hereafter referred to as the "EFFECTIVE DATE".

     In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are herby mutually acknowledged, the parties hereto covenant and agree as follows:

     1. PROPERTY. Seller is the owner of a parcel of real property, with all improvements thereon, known generally as 700 N. Edwards Blvd, Lake Geneva, Wisconsin, currently leased for use as a Best Buy store, such property being more particularly legally described on EXHIBIT "A" attached hereto (collectively, the "PROPERTY"). The Property includes all of Seller's rights and interests in and to all buildings and other improvements on or within the Property or appurtenant thereto, including easements, warranties, guaranties, indemnities, and covenants, other than Seller's status as "Approving Party" under the Operation and Easement Agreement dated October 5, 2006 (as amended by First Amendment dated October 9, 2007, the "OEA") between Target Corporation and Seller. Seller wishes to sell and Buyer wishes to purchase the Property on the terms and conditions set forth herein.

     2. LEASE. The Property is being sold subject to an existing Lease of the Property, dated February 27, 2007, (together, collectively the "LEASE") by and between Seller, as lessor, and Best Buy Stores, L.P., a Virginia limited partnership, as lessee (the "TENANT"). Buyer shall have the right to review and approve such Lease during the Due Diligence Period (as defined below), in Buyer's sole discretion.

     3. CLOSING DATE. The closing date on the Buyer's purchase of the Property (the "CLOSING DATE") shall be ten
(10) business days from the expiration of the later of: a) the Due Diligence Period (or an Adverse Change Review Period, if any should be occasioned, as set forth below in SECTION 8.03, whichever is later), or b) the expiration of the period within which Seller may and does choose to cure Buyer's objections to title and survey.

     The foregoing is subject to Buyer and Seller satisfying all of its obligations herein. However, the Closing Date may be earlier upon the mutual agreement of the parties, or extended (such as upon the occurrence of an Adverse Change Review Period) pursuant to other specific provisions set forth herein.

     4. PURCHASE PRICE. The purchase price for the Property is $6,034,000 (the "PURCHASE PRICE"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below).

      Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit $90,000 (the "EARNEST MONEY") in an interest bearing account with First American Title Insurance Company, 1900 Midwest Plaza, 801 Nicollet Mall, Minneapolis, Minnesota 55402; Attn: Katie Neidenbach (Phone No: 612-305-2082); email: kneidenbach@firstam.com (the "CLOSING AGENT" OR "TITLE COMPANY").

     If for any reason this Agreement is terminated prior to the expiration of the Due Diligence Period (or prior to the expiration of the Adverse Change Review Period if such occurs because of the unanticipated occurrence of Adverse Change Due Diligence Documents as defined below), then the Earnest Money and any interest accrued thereon shall be returned to Buyer.

     If   the  transaction  contemplated  hereby  proceeds  to
Closing, the Earnest Money and any interest accrued thereon shall be paid to Seller at Closing and Buyer shall receive a credit against the Purchase Price payable hereunder in the amount of the Earnest Money plus interest accrued thereon or upon the balance of the Purchase Price when deposited with Escrow Agent. If the Buyer does not terminate this Agreement as expressly allowed hereunder, the Earnest Money and any interest accrued thereon shall thereafter be deemed non-refundable, except as otherwise expressly provided herein. As used in this Agreement, the term "EARNEST MONEY" shall mean the amount deposited by Buyer, together with all interest accrued thereon or deemed to have accrued thereon, as provided above.

      The balance of the Purchase Price is to be deposited by Buyer with Closing Agent in immediately available funds on or before 10:00 a.m. (Central time) on the Closing Date. Provided Buyer makes the necessary arrangements with Closing Agent, such funds may be deposited into an interest bearing escrow account with the Closing Agent.

     5. ESCROW. Escrow shall be opened by the Buyer with the Closing Agent upon execution of this Agreement. A copy of this fully-executed Agreement will be delivered to the Closing Agent by the Buyer and will serve as escrow instructions together with any additional instructions required by Seller and/or Buyer or their respective counsels, provided that such supplemental escrow instructions must be consistent with the terms of this Agreement. Seller and Buyer agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to deposit the Earnest Money and close escrow. If there is any conflict between any other instructions and this Agreement, this Agreement shall control.

     6. TITLE. Once Buyer has deposited the Earnest Money with Closing Agent, Seller shall promptly order a commitment for an ALTA Owner's Policy of Title Insurance (most recent edition) issued by the Closing Agent, insuring marketable title in the Property, subject only to such matters as Buyer may approve as set forth below and containing such endorsements as Buyer may require during the time period set forth below that are available for a property in Wisconsin, including extended coverage and owner's comprehensive coverage (the "UPDATED TITLE COMMITMENT"). The Updated Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured and insuring Buyer in the amount of the Purchase Price.

The Updated Title Commitment shall also state:

  a) whether taxes are current and if not, show the amounts unpaid;

  b) the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased; and

  c) If the Title Company is willing to provide such information in the Updated Title Commitment, an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate.

All easements, restrictions, documents and other items affecting title shall be listed in Schedule "B" of the Title Commitment. Seller shall request that copies of all documents referred to in the Updated Commitment (the "UPDATED TITLE COMMITMENT DOCUMENTS") shall be delivered with the Updated Title Commitment.

      Buyer shall be allowed until the later of the expiration of the Due Diligence Period or ten (10) business days after receipt of the Updated Title Commitment (including all the Updated Title Commitment Documents) and the Updated Survey (as defined in Section 8.01 below) (herein, the "TITLE REVIEW PERIOD") for examination and the making of any objections thereto and making of requests for specific endorsements, said objections or requests (hereinafter "objections") to be made in writing or deemed waived. Matters deemed waived by Buyer shall be deemed approved by Buyer.

     If any objections are so made, the Seller shall be allowed five (5) days after receipt of Buyer's objections ("SELLER'S CURE PERIOD") to respond to Buyer In Writing whether Seller shall cure, remove or obtain insurable title over said objections. If Seller shall decide to make no efforts to cure, remove or obtain insurable title over Buyer's objections, or if Seller fails to cure, remove or obtain insurable title over Buyer's objections, then Buyer may either
(a) waive its objections or (b) terminate this Agreement by written notice to Seller within three (3) business days after the earlier of (x) receipt of Seller's written title response letter and (y) the expiration of Seller's Cure Period. Without limitation, Buyer may exercise the foregoing remedies in the event there is a mechanic's lien filed against the Property and Seller either refuses or is unable to cause such mechanic's lien to be removed or insured over by the Title Company at no cost to Buyer. Furthermore, Seller shall be required to insure over any mechanic's lien filed with respect to work performed at the Property before Closing, provided that Seller retains its rights against Tenant under the Lease in the event Tenant is responsible for any such pre-Closing mechanic's lien. If Buyer shall so terminate this Agreement, the Earnest Money shall be returned in full to Buyer as Buyer's sole remedy and neither party shall have any further duties or obligations to the other hereunder (except for those which expressly survive the termination of this Agreement).

     Any matters appearing on the Title Commitment at the end Title Review Period to which Buyer has not objected (as well as those for which Buyer's objection has been cured by Seller) shall be deemed "PERMITTED EXCEPTIONS", provided that no mechanic's lien may constitute a Permitted Exception. Also included as "Permitted Exceptions" shall be the proposed Certified Survey Map dated June 17, 2008 (revised June 24,
2008) and the proposed Declaration of Covenants, Conditions, Restrictions, and Easements For Party Wall to be executed by Seller before Closing, both of which Buyer has reviewed before executing this Agreement and which Seller shall record against the Property before Closing.

           The Buyer shall also have five (5) business days to review and approve any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Updated Title Commitment. If necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such items. Such five (5) business day review period shall commence on the date the Buyer is provided with a legible copy of the instrument creating such exception to title. Any matters appearing on the Title Commitment at the end of the aforementioned five (5) business day review period by Buyer to which Buyer does not object shall be deemed "PERMITTED EXCEPTIONS".

        If any further objections are so made based upon any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Updated Title Commitment, the Seller shall be allowed five (5) days after receipt of Buyer's objections ("SELLER'S UPDATE CURE PERIOD") to elect to respond to Buyer IN WRITING whether Seller shall cure, remove or obtain insurable title over said objections. If Seller shall decide to make no efforts to cure, remove or obtain insurable title over Buyer's objections, or if Seller fails to cure, remove or obtain insurable title over Buyer's objections, then Buyer may either
(a) waive its objections or (b) terminate this Agreement by written notice to Seller within three (3) business days after the earlier of (x) receipt of Seller's written title response letter and (y) the expiration of Seller's Update Cure Period. If Buyer shall so terminate this Agreement, the Earnest Money shall be returned in full to Buyer as Buyer's sole remedy and neither party shall have any further duties or obligations to the other hereunder (except for those which expressly survive the termination of this Agreement).

     7. SITE INSPECTION. As a condition precedent to Buyer's obligations hereunder, the Property shall be inspected and approved by Buyer, in Buyer's sole discretion. Said inspection and approval shall be completed within the Due Diligence Period, and Buyer shall provide Seller with its written notice of any disapproval of the Premises prior to the expiration of the Due Diligence Period. If Buyer shall not give Seller any written notice of such disapproval prior to the expiration of the Due Diligence Period, this condition precedent shall be deemed waived.

     8.   DUE DILIGENCE AND DUE DILIGENCE PERIODS.

     8.01 DUE DILIGENCE DOCUMENTS AND DUE DILIGENCE PERIOD.

     In order to conduct all of its inspections, due diligence and review to satisfy itself regarding each Due Diligence Document, the Property and this transaction, Buyer shall have until the end of the thirty - fifth (35th) day after the Effective Date (the "DUE DILIGENCE PERIOD").

     Within three (3) business days following the Effective Date of this Agreement, the following Due Diligence Documents, to the extent such documents are in Seller's possession, are to be delivered by Seller, at Seller's expense, (unless specifically designated herein to be obtained by Seller, or to be obtained, if possible from Tenant):

     a) Updated Title Commitment and Updated Title Commitment
        Documents as defined above in Section 6 (to be delivered within five (5) business days after Buyer deposits the Earnest Money with the Title Company rather than 3 business days following the Effective Date);

     b) Copies of Seller's existing Owner's Title Policy for the Property, with copies of its underlying documents, if in Seller's possession;

     c) Seller shall provide to Buyer a copy of the Seller's existing as-built ALTA survey and/or existing boundary ALTA survey of the Property, which survey may show land in addition to the Property ("EXISTING SURVEY").

     d) Within three days of the date Buyer deposits the Earnest
        Money with the Title Company, Seller, at Seller's sole expense, will be responsible for ordering an updated as-built ALTA Survey of the Property (the "UPDATED SURVEY") certified to "AEI Fund Management, Inc., its successors and/or assigns" and Title Company, and in accordance with the requirements set forth in Exhibit "B" attached hereto.

     e) A complete copy of the Lease and Guaranty of Lease, if any, and any amendments thereto, INCLUDING BUT NOT LIMITED TO amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar) and the most recent tenant estoppel currently in Seller's possession;

     f) Seller's existing Phase I environmental site assessment for the Property dated May 31, 2006 (which may cover land in addition to the Property);

     g) A copy of the Seller's existing insurance certificate(s) for the Property;

     h) A copy of the Tenant's existing insurance certificate(s) for the Property;

     i) If in Seller's possession, any zoning information concerning the current zoning of the Property;

     j) A copy of the soils report, if in Seller's possession;

     k) A copy of the Certificate of Occupancy from the governing municipality;

     l) If in Seller's possession, Certificate of Substantial
        Completion executed by the project architect and/or general contractor for the improvements, if any;

     m) Copies of the existing final building plans and specifications for the improvements on the Property;

     n) A copy of the most recent real estate tax statement for the Property;

     o) A rent accounting for the last twelve (12) months (or such shorter period reflecting Tenant's occupancy of the Property) showing when Seller received each check from Tenant;

     p) Copies of any and all certificates, permits, licenses and other authorizations of any governmental body or authority which are necessary to permit the use and occupancy of the Improvements, if in Seller's possession; and

     q) Copies of any and all warranties respecting construction of the improvements, including but not limited to the roof, HVAC system, structural, plumbing or electrical that have not expired by their terms, and assignments thereof to Tenant, issued to or required to be provided to Tenant as designated in the Lease, if any.

     Buyer will require any and all third party warranties, which have not expired and have not been transferred to Tenant, to be transferred to Buyer on the Closing Date. In the event the third party warranties are unable to be transferred to Buyer on the Closing Date but such warranties are, in fact, transferable to Buyer, Seller shall provide Buyer with a letter of undertaking wherein Seller agrees at Seller's expense, including the payment of any transfer fees or costs of pretransfer inspections, to transfer the third party warranties in Buyer's name provided that Buyer shall be responsible to arrange for any necessary post Closing inspections.

     (All of the above described documents (a) through (q) are hereinafter collectively the "DUE DILIGENCE DOCUMENTS").

     The Due Diligence Documents shall be sent under cover of correspondence from Seller to Buyer advising Buyer which of the Due Diligence Documents are not being provided because they are not in Seller's possession.

      After receipt and review of the Due Diligence Documents or after Buyer's inspection of the Property, Buyer may cancel this Agreement for any reason, in its sole discretion, by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent on or before the expiration of the Due Diligence Period and the Earnest Money shall be returned in full to Buyer and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).

     In the event this Agreement is canceled or terminated for any reason, Buyer shall promptly, and as a condition to the return to it of the Earnest Money, return the Due Diligence Documents to Seller and deliver to Seller copies of all third party reports (including surveys, site plans, concept plans, engineering, architectural plans, documents submitted to governmental authorities and soil test reports) regarding the Property which were prepared for Buyer.

     Buyer's right to review, examine and inspect the Property shall be limited to those rights which Seller has to provide access to the Property. Buyer shall provide Seller not less than 48 hours prior written notice before any entry on the Property; at a minimum such notice shall disclose who will be entering upon the Property and the purpose of the visit. Buyer may not conduct reviews, examinations or inspections of an invasive nature, including but not limited to the taking of any samples or soil borings, without Seller's prior written approval. Prior to any entry upon the Property, Buyer shall deliver to Seller a certificate of liability insurance in form reasonably satisfactory to Seller showing liability coverage of no less than Two Million and No/100ths Dollars ($2,000,000.00), and showing Seller and its designated parties as additional insureds thereunder. Buyer shall be responsible and liable for the acts, omissions, faults or neglects of Buyer and Buyer's employees, officers, agents, contractors, consultants, engineers and other representatives. Without limiting the foregoing, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its affiliates, its and its affiliates' respective officers, directors, shareholders, partners, managers, members, employees, attorneys and agents, and the heirs, legal representatives, successors and assigns of all of the foregoing (collectively, "Related Parties") of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including reasonable attorneys' and consultants' fees), suits, actions, investigations, judgments and fees (collectively, "Claims") which may be imposed upon, incurred or suffered by or asserted against Seller by reason of the acts, omissions, faults or neglects of Buyer and Buyer's employees, officers, agents, contractors, consultants, engineers and other representatives in connection therewith. Also, without limiting the foregoing, Buyer shall not permit or suffer, and shall cause promptly to be removed and released, any mechanic's, materialman's or other lien in connection with, or on account of or in respect of such work and activities. The provisions of this paragraph shall survive the closing or termination of this Agreement.

     If notice of termination is not given on or before the expiration of the Due Diligence Period, all such matters shall be deemed acceptable and all such conditions satisfied and/or waived and the right to termination under Section 8.01 shall be extinguished and the Earnest Money shall be non-refundable to Buyer, except in the event: (i) of Seller's default; (ii) Buyer's termination hereof based upon receipt of any Adverse Change Documents as defined below as set forth in Section 8.03; or (iii) pursuant to Buyer's right to terminate as otherwise set forth herein, in which case the Earnest Money shall be returned to Buyer.

     8.02 FORM OF CLOSING DOCUMENTS. AT LEAST FIVE (5) DAYS PRIOR TO THE END OF THE DUE DILIGENCE PERIOD, Seller shall, at its sole expense, provide to Buyer drafts of the following documents, and Seller and Buyer shall agree on the form of the following documents, if not attached hereto, which are to be delivered to Buyer on the Closing Date by Seller (and executed by Seller and Buyer as appropriate) as set forth in Section 14 hereof:

     (a) Limited or special warranty deed in the form attached hereto and incorporated herein as Exhibit "C";

     (b)  Seller's Affidavit, as may be required by the  Title
          Company;

     (c)  FIRPTA Affidavit;

     (d) Assignment and Assumption of the Lease in the form attached hereto and incorporated herein as Exhibit "D"; and

     (e) A generic Assignment of warranties in the form as attached hereto and incorporated herein as Exhibit "E".

In addition, within five days of the Effective Date, Buyer shall deliver to Seller Buyer's desired form of Tenant estoppel so that Seller may deliver it to the Tenant with a request that Tenant execute the same.

     8.03  ADVERSE CHANGE DUE DILIGENCE DOCUMENTS AND  ADVERSE
CHANGE REVIEW PERIOD. Promptly upon Seller's receipt of same, up until the Closing Date, Seller shall deliver to Buyer the following items for review and acceptance:

       Any  documents  or  notices  received  by  Seller  that
       materially change or render incomplete, invalid, or materially inaccurate any of the Due Diligence Documents (collectively, IF ANY, the "ADVERSE CHANGE DUE DILIGENCE DOCUMENTS").

     If necessary, the Closing Date shall be extended to allow Buyer to have three (3) business days (the "ADVERSE CHANGE REVIEW PERIOD") to examine and to accept all of the above-described Adverse Change Due Diligence Documents. During the Adverse Change Review Period, Buyer may cancel this Agreement if any of the Adverse Change Due Diligence Documents are not acceptable to Buyer, in its reasonable discretion, by delivering a cancellation notice, as provided herein, to Seller and Closing Agent prior to the end of the Adverse Change Review Period. Such notice shall be deemed effective upon receipt by Seller. If Buyer so terminates this Agreement, the Earnest Money and accrued interest shall be returned in full to Buyer as Buyer's sole remedy on account of such Adverse Change Due Diligence Document(s) and the matters set forth therein, and thereafter neither party shall have any further duties or obligations to the other hereunder other than those obligations which expressly survive the termination of this Agreement. If Buyer instead elects to close, then Buyer waives any and all claims that Buyer may have against Seller related to the Adverse Change Due Diligence Document(s) and the matters set forth therein.

      It shall be a condition precedent to Buyer's obligations to close hereunder that there have been no adverse material changes in any of the information reflected in the Due Diligence Documents or Adverse Change Due Diligence Documents after the date of such document and prior to closing.

     9. CLOSING COSTS. Seller shall pay the following closing costs: (i) the transfer taxes (state, county, and municipality, if such exists) and/or transfer fees; (ii) all recording costs associated with the Deed and Assignment and Assumption of Lease; (iii) one half of the escrow fees; (iv) warranty transfer costs; (v) the cost of the Updated Survey;
(vi)  brokerage  commissions payable by Seller  under  Section
18.4 below; (vii) costs of title endorsements necessary to clear title, such as to insure over mechanic's liens with respect to work performed at the Property before Closing; and
(viii) all costs associated with recording any document(s) or instrument(s) necessary to cure any title objections raised by Buyer.

          Buyer shall pay the following closing costs: (i) one half of the escrow fees; (ii) the costs associated with an updated title commitment/search and the Owner's Title policy premium, including any charge for extended coverage; (iii) all Buyer's diligence costs including the cost of Buyer's updated ASTM Phase I Environmental Report; and (iv) the cost of any endorsements Buyer may require on its Owner's Title Policy, other than any endorsements required to insure over Buyer's title objections for which Seller has undertaken to cure or is required to cure.

          Each party will pay its own attorneys' fees to close this transaction.

     10. REAL ESTATE TAXES AND ASSESSMENTS. General and special real estate taxes (which shall be deemed to include any special assessments, which shall be calculated based on the longest permitted payment period) not currently due and payable and affecting the Property for tax years that occur during and prior to the year of closing shall be prorated on a cash (not an accrual) basis as of the Closing Date. Tenant is responsible for real estate taxes under the Lease; consequently any credit due from Seller to Buyer for real estate taxes shall only be for real estate taxes payable (not accrued) and attributable to a time period before the Lease commencement date. If the Property is covered by tax parcels that affect property in addition to the Property, then (i)
each of (x) Seller (with respect to the portion of the Property still owned by Seller after Closing) and (y) Buyer (with respect to the Property) shall be responsible for its proportionate share of each tax bill and shall work together to ensure that all such bills are timely paid until split bills are issued; and (ii) Seller shall cause a tax division to occur as soon as reasonably possible after closing such that the Property will be taxed as one or more separate tax parcels. Seller and Buyer each agree, in good faith, to perform such acts and execute such documentation as shall be necessary to effectuate such tax division for the Property. All such taxes shall be reprorated by the parties from time to time as necessary upon the issuance of the final tax bills for all of the tax years in question. All provisions set forth in this Section shall survive the closing or termination of this Agreement.


      11. PRORATIONS. The Buyer and the Seller, as of the Closing Date, shall prorate: (i) all rent due under the Lease,
(ii) ad valorem taxes (as provided above), (iii) utility charges for which Seller, as landlord, is responsible under the Lease, including charges for water, gas, electricity, and sewer, if any, (iv) other expenses relating to the Property which have accrued but not been paid (or which have been prepaid) as of the Closing Date, based upon the most current ascertainable billing information, including any charges arising under any of the encumbrances to the Property. To the extent that information for any such proration is not available on the Closing Date or if the actual amount of such charges or expenses differs from the amount used in the prorations at closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such charges or expenses, but not later than sixty (60) days after the Closing Date. Seller shall not be responsible for any amounts payable by the Tenant under the Lease and for which Tenant fails to pay the same when due.

     12.   SELLER'S  REPRESENTATIONS AND  WARRANTIES.   Seller
represents and warrants to Buyer as of this date and to the best of Seller's knowledge that:

     (a)  Except  for  this  Agreement and the  Lease  between
          Seller and Tenant, and those matters disclosed in the materials delivered to Buyer pursuant to Sections 6 and 8, it is not aware of any other agreements or leases that will be binding upon Buyer after Closing with respect to the Property.

     (b) Seller has all requisite power and authority to consummate the transaction contemplated by this
          Agreement   and  has  by  proper  proceedings   duly
          authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder.

     (c)  Seller  does  not  have any actions  or  proceedings
          pending   against  Seller,  which  would  materially
          affect the Property or Tenant after Closing, except matters fully covered by insurance;

     (d) The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the delivery of the special warranty deed to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

     (e) At the time Seller delivered the leased premises to Tenant, the Property was in conformance with all applicable local, state and federal laws, ordinances, regulations and requirements. Since that delivery date, Seller has not received written notice that the Property is in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property;

     (f)  The   transaction  contemplated  herein   does   not
          represent a fraudulent conveyance by Seller;

     (g) The Lease is valid, in full force and effect, and has not been pledged by Seller, modified, or amended except as otherwise disclosed to Buyer in writing during the Due Diligence Period. To Seller's knowledge, Tenant is not in default under the Lease and no Rent has been waived, discounted, compromised, or released by Seller;

     (h) To Seller's knowledge, the Property is free of structural defects and is structurally sound;

     (i) To Seller's knowledge, no condemnation action is pending or threatened against the Property as of the date hereof; and

     (j) Neither Seller nor, to Seller's current, actual knowledge, any of Seller's shareholders, are an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"); ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited
          to,            the           OFAC           website,
          (http://www.treas.gov/offices/enforcement/ofac/sdn/t
          11sdn.pdf); (iii) who commits, threatens to commit or supports "terrorism," as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subsections (i) - (v) above are herein referred to as a "PROHIBITED PERSON"). In connection with the transaction contemplated by this Agreement, neither Seller nor its members shall knowingly: (A) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

Phrases such as "to Seller's knowledge" or "to the best of Seller's knowledge" mean the actual knowledge of employees of Seller on the date hereof, without a duty of investigation or inquiry. These Seller's representations and warranties shall be remade and shall be true and correct as of the Closing
Date. If the Seller shall notify Buyer of a change in its representation and warranties prior to the Closing Date, the Buyer shall get five (5) business days to review such change and terminate this Purchase Agreement if Buyer deems necessary. If Buyer so terminates this Agreement, the Earnest Money shall be returned in full to Buyer as Buyer's sole remedy on account of such breach of representation or warranty and thereafter neither party shall have any further duties or obligations to the other hereunder other than those obligations which expressly survive the termination of this Agreement. If Buyer instead elects to close, then Buyer waives any and all claims that Buyer may have against Seller related to such breach of representation or warranty.

These representations and warranties shall survive for a period of six months from the Closing Date.

     13.    BUYER'S  REPRESENTATIONS  AND  WARRANTIES.   Buyer
represents and warrants to Seller that:

     (a)  Buyer  has  all  requisite power  and  authority  to
          consummate  the  transaction  contemplated  by  this
          Agreement   and  has  by  proper  proceedings   duly
          authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

     (b) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will result in any breach of, or constitute a default under, any agreement or instrument to which Buyer is a party or by which Buyer is bound or affected; and

     (c) Neither Buyer nor, to the best of Buyer's knowledge, any of Buyer's members, are an entity or person:
          (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"); ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in
          various   mediums  including,  but    not    limited
          to,            the           OFAC           website,
          (http://www.treas.gov/offices/enforcement/ofac/sdn/t
          11sdn.pdf); (iii) who commits, threatens to commit or supports "terrorism," as that term is defined in EO13224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above. In connection with the transaction contemplated by this Agreement, neither Buyer nor its members shall knowingly: (A) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (B) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

     These Buyer's representations and warranties deemed to be true and correct as of the Closing Date and shall survive for six months from the date of closing.

     14.  CLOSING.

     (a) On or before the Closing Date, with simultaneous copy to Buyer, Seller will deposit into escrow with the Closing Agent the following documents:

     (1)  The documents listed in 8.02(a)-(e) above;

     (2)  Estoppel executed by Tenant dated not more than thirty
          (30) days prior to the Closing Date, in either (A) the form requested by Buyer under Section 8.02 above, (B) the form required by the Lease, or (C) Tenant's standard form, and in each case disclosing no default or other material adverse information that is not evident from a review of the Lease and other Due Diligence Documents.

     (3)  Estoppel from Target Corporation in the form required by
          Section 6.3 of the OEA dated not more than thirty (30) days prior to the Closing Date.

     (4) Estoppel from Ryan Companies US, Inc. in the form required by Section 6.3 of the OEA dated not more than thirty days prior to the Closing Date.

     (5) the original Lease and originals of any and all documentation modifying the Lease, including but not limited to, assignments, amendments, commencement agreement, memorandum of lease, and letter agreements;

     (6)  Notice of Sale and Assignment of Lease to Tenant;

     (7) Tenant's Certificate of Insurance naming Buyer as additional insured and/or loss payee, as required by the Lease;

     (8) A down-dated title commitment for an owner's title insurance policy, reflecting only Permitted Exceptions and endorsements required by Buyer during the Due Diligence
          Period; and

     (9) A letter from Seller to Buyer wherein Seller itemizes (in percentages totaling 100%) the following percentages of costs of the Premises: land acquisition, soft costs, building construction, and site work.

(b) On or before the Closing Date, with simultaneous copy to Seller, Buyer will deposit the following with the Closing
Agent: i) the Purchase Price; and ii) its counterpart to the Assignment and Assumption of Lease.

(c) Both parties will sign and deliver to the Closing Agent any other documents reasonably required by the Closing Agent and/or the Title Company, including transfer declarations.

     15. WARRANTY. If, within one year after January 25, 2008 (January 25, 2008 being the date of substantial completion of the improvements at the Property), the improvements constructed by Seller at the Property are found to be defective due to faulty workmanship or materials or not in accordance with the requirements of the Lease and (a) Purchaser (not Tenant) is responsible for the repair of such defect under the Lease, (b) the defect is not covered by another warranty (such as a subcontractor warranty) that has already been assigned to Tenant or has been separately assigned to Purchaser, (c) such defect is not the result of abuse, neglect or improper or inadequate care and maintenance by Purchaser or Tenant, and (d) if within such period
Purchaser notifies Seller thereof in writing, then Seller shall correct the same within a reasonable time after receipt of such notice. Purchaser shall notify Seller promptly in writing after discovery of the condition. Prior to the expiration of this warranty period, representatives of Purchaser and Seller shall inspect the Property and jointly determine if any work is subject to repair by Seller as set forth above in this Section and Seller shall promptly correct such non-conforming work, provided that such non-conforming work is not the result of abuse, neglect or improper or inadequate care and maintenance by Purchaser or Tenant. This warranty is personal to Purchaser and may not be assigned by Purchaser without Seller's written consent. This Section 15 shall survive Closing.

     16. DAMAGES, DESTRUCTION AND EMINENT DOMAIN. If, prior to the Closing Date, the Property, or any part thereof, should be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement (which damage exceeds 10% of the Purchase Price of the Property or abates payment of rent by Tenant or renders the Lease invalid), this Agreement shall become null and void, at Buyer's option, exercised by written notice to Seller within ten (10) business days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (a) all contingencies set forth in Section 8 hereof have been satisfied, or waived; and (b) any period provided for above in Section 8 hereof for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title and interest in and to all insurance proceeds resulting form said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of the Tenant.

      If prior to closing, the Property, or any part thereof, is taken by eminent domain (which taking delays commencement of the Lease or delays payment of rent by the Tenant or renders the Lease invalid) this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price and Seller shall assign to Buyer all the Seller's right, title and interest in and to any award made, or to be made, in the condemnation proceeding, subject to the rights of the Tenant.

      In the event that this Agreement is terminated by Buyer as provided above, the Earnest Money shall be returned in full to Buyer as Buyer's sole remedy and neither party shall have any further duties or obligations to the other hereunder (except for those which expressly survive the termination of this Agreement).

     17. NOTICES. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing  overnight delivery to the party at  his  or  its address set forth below, or by facsimile transaction to the respective fax number(s) set forth below with printed confirmation of receipt thereof, or to such other address as such party may hereafter designate by written notice to the other party. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. Any notice given by facsimile transmission shall be followed by a hard copy or by hand delivery.

If to Seller:    Dan Levitt
                 Ryan Companies US, Inc.
                 50 South 10th Street
                 Minneapolis, MN 55403
                 Fax: (612) 492-3319
                 dan.levitt@ryancompanies.com

with a copy to:  Brian Kozminski
                 Levenfeld Pearlstein, LLC
                 Two North LaSalle Street, Suite 1300
                 Chicago, Illinois 60602
                 (312) 346-8434
                 bkozminski@lplegal.com

If to Buyer:     AEI Fund Management, Inc.
                 1300 Wells Fargo Center
                 30 E. 7th Street
                 St. Paul, Minnesota 55101
                 Attention:  George Rerat / Marissa Kim
                 Phone No.: (651) 227-7333
                 Fax:  (651)-225-8144
                 Email: grerat@aeifunds.com/mkim@aeifunds.com

With a copy to:  Michael Daugherty
                 Daugherty Law Firm
                 30 East Seventh Street, Ste 1300
                 St. Paul, Minnesota 55101
                 Phone:  (612) 720-0777
                 Fax:  612-677-3181
                 E-Mail: mbdlaw@usinternet.com


     18.  Miscellaneous.

     18.1 ENTIRE AGREEMENT; AMENDMENTS; RULE OF CONSTRUCTION; WAIVERS; ATTORNEYS' FEES. This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreement or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     18.2 DEFAULT. In the event that Seller defaults hereunder and fails to cure within five days after receipt of notice of such default from Buyer, Buyer may either, at its election, as its sole and exclusive choice of remedy: (a) enforce specific performance (in which event Buyer must notify Seller of its election to seek specific performance within 30 days and file suit within 60 days) or (b) terminate this
Agreement (in which event Buyer shall receive its Earnest Money back in full and neither party shall have any further duties or obligations to the other hereunder except for those which expressly survive the termination of this Agreement). In the event that Buyer defaults hereunder and fails to cure within five days after receipt of notice of such default from Seller, Seller shall be entitled to the Earnest Money as liquidated damages, it being understood that Seller's actual damages would be difficult to ascertain and that the Earnest Money represents the parties' best estimate of such damages. If Seller fails to deliver an estoppel certificate that Seller is required to deliver at Closing under Section 14(a) above (other than the OEA estoppel from Seller), it shall be deemed a failure of condition to Closing rather than a default by Seller. In the event of a failure of condition to Closing, Buyer may either waive such failure and close without adjustment of the Purchase Price or terminate this Agreement (in which event Buyer shall receive its Earnest Money back in full and neither party shall have any further duties or obligations to the other hereunder except for those which expressly survive the termination of this Agreement).

     18.3 ASSIGNMENT. With written notice to Seller given at least five (5) business days before the Closing Date, this Agreement shall be assignable by Buyer, at its option, in whole or in part, in such manner as Buyer may determine, to an affiliate or affiliates of Buyer, provided that the originally named Buyer shall remain liable for Buyer's obligations under this Agreement and further provided Buyer's assignment results in no additional cost or expense to Seller.

     18.4 BROKERS. Seller shall pay any and all real estate commissions due and payable to any broker claiming commission by and through its representation of Seller according to the terms of Seller's agreement with any such broker. Seller agrees to pay to CB Richard Ellis ("Agent") a commission pursuant to a separate written agreement between Agent and Seller, for its services in connection with this transaction. Buyer represents and warrants to Seller that Buyer has not worked with any real estate broker other than Agent and Buyer shall indemnify Seller from any claim for a commission or other fee from any broker other than Agent who purportedly acted on behalf of Buyer. This Section 18.4 shall survive Closing.

     18.5 COMPUTATION OF TIME. If the time period or date by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires or occurs on a Saturday, Sunday, or legal or bank holiday, then such time period or date shall be automatically extended through the close of business on the next regularly scheduled business day.

     18.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and which together shall constitute the agreement of the parties hereto.

     18.8. EXPIRATION. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has three (3) business days from receipt within which time to accept this offer by signing and returning this Agreement to Buyer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Seller, Buyer and their respective successors and assigns.

     18.9. NO RECORDING. Neither this Agreement nor any memorandum hereof may be recorded.

     19. AS IS. As a material inducement to Seller to execute this Agreement, Buyer agrees, represents and warrants that (i) prior to Closing, Buyer will have fully examined and inspected the Property, together with any documents and materials with respect to the Property which Buyer deems necessary or appropriate in connection with its investigation and examination of the Property, (ii) Buyer will have accepted and will be fully satisfied in all respects with the foregoing and with the Lease, physical condition, environmental condition, value, financing status, and prospects of the Property, (iii) the Property will be purchased by Buyer "As Is" and, upon the Closing, Buyer shall assume responsibility and liability for the ownership, operation and physical condition and environmental condition of the Property (whenever such condition may have arisen, whether prior to, on or after the Closing Date, (iv) Buyer will have decided to purchase the Property solely on the basis of its own independent investigation, and (v) effective as of the Closing Date, Buyer releases and forever discharges Seller and its Related Parties of and from all Claims, whether known or unknown, liquidated or unliquidated, which arise in connection with the presence of any hazardous material (as defined by applicable code) on the Property or the violation of any environmental law in connection therewith. Except as otherwise expressly provided herein, Buyer hereby acknowledges and agrees that Seller has not made, does not make, and has not authorized anyone else to make any representation and warranty as to the Lease, the past, present or future physical condition, environmental condition, value, financing status and prospects, or any other matter or thing pertaining to the Property. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY,
MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE PROPERTY, EXCEPT (IF SUCH BE THE CASE) AS EXPRESSLY SET FORTH HEREIN. Seller shall not be liable for, or be bound by, any verbal or written statements, representations, real estate broker's "setups" or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth in writing in this Agreement.

     20. OEA. The OEA shall govern the development and other matters set forth therein, including provisions therein relating to common area maintenance charges, building and sign restrictions, and requirements for the Property, and the use of the Property and other portions of the shopping center. Upon Closing, Purchaser shall be responsible for all obligations required of Purchaser as the owner of the Property under the OEA, provided that Seller shall retain "Approving Party" status.

     IN  WITNESS WHEREOF, Seller and Buyer have executed  this
Agreement effective as of the date last set forth below.

SELLER:

Ryan Companies US, Inc.,
a Minnesota corporation


By:  /s/ Timothy McGray
Name:    Timothy McGray
Its:     VP
Date:    8-7-08



BUYER:

AEI Fund Management, Inc.,
a Minnesota corporation

By: /s/ Robert P Johnson
        Robert P. Johnson, its President
Date:   August 7, 2008



                          EXHIBIT "A"

                       LEGAL DESCRIPTION

Lot 2 in Certified Survey Map No. [____], dated June 17, 2008 (revised June 24, 2008) prepared by Eric R. Sturm, Registered Land Surveyor, showing a division of Lot 1 of Certified Survey Map No. 3997 being part of the Southeast 1/4 of the Southwest 1/4 and the Southwest 1/4 of the Southeast 1/4 of Section 30, Town 2 North, Range 18 East, in the City of Lake Geneva, Walworth County, Wisconsin.